EXHIBIT 8(h)


                                LETTER AGREEMENT


September 9, 1997

Mr. Donald DeMarco, Vice President
State Street Bank and Trust Company
One Heritage Drive
Mutual Fund Services P2 North
North Quincy, Massachusetts 02171

Dear Mr. DeMarco:

Please be advised that Janus Aspen Series (the "Trust") has established Growth and Income Portfolio as a new series of the Trust. Pursuant to Section 17 of the Custodian Contract dated September 13, 1993, as amended, between the Trust and State Street Bank and Trust Company ("State Street"), the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES


By:_______________________________________
   Steven R. Goodbarn, Vice President


STATE STREET BANK AND TRUST COMPANY


By:_______________________________________


Agreed to this___day of___________________,1997

cc:  Kelley Abbott Howes
     Glenn O'Flaherty
     Sue Vreeland